Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tuesday, October 9, 2012	Susan Donofrio, Sr. Director
Phone: 908.719.3206
Susan.Donofrio@HawaiianAir.com

MEDIA CONTACT:
Keoni Wagner, VP
Phone: 808.838.6778
Keoni.Wagner@HawaiianAir.com

Hawaiian Airlines Reports September Traffic Statistics,

Revises Third Quarter Outlook

HONOLULU — Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), today announced its systemwide traffic statistics for the month of September, third quarter, and year-to-date and updated its expectations for certain third quarter financial metrics.

Traffic Statistics

SYSTEMWIDE OPERATIONS

SEPTEMBER	2012	2011	% Change
PAX	760,633	691,166	10.1%
RPMS (000)	1,060,586	837,177	26.7%
ASMS (000)	1,298,136	994,606	30.5%
LF	81.7%	84.2%	(2.5 pts.)

THIRD QUARTER	2012	2011	% Change
PAX	2,521,886	2,269,043	11.1%
RPMS (000)	3,376,257	2,696,892	25.2%
ASMS (000)	4,052,248	3,166,417	28.0%
LF	83.3%	85.2%	(1.9 pts.)

YEAR-TO-DATE	2012	2011	% Change
PAX	7,070,575	6,511,009	8.6%
RPMS (000)	8,938,530	7,543,667	18.5%
ASMS (000)	10,680,632	8,935,104	19.5%
LF	83.7%	84.4%	(0.7 pts.)

PAX:      Passengers transported

RPM:     One paying passenger transported one mile

ASM:     One seat transported one mile

LF:          Percentage of seating capacity utilized

Third Quarter 2012 Revised Outlook

Hawaiian has revised its third quarter expectations compared to those provided in its September 4th Investor Update (see table below).  The decline in revenue guidance is primarily the result of competitive pricing on a number of specific routes that have seen high rates of industry capacity growth; the improved unit cost guidance is attributable to revenue-driven expense savings,  decreased load factors, and lower than expected maintenance expense.

	Third	Third	Third
	Quarter	Quarter	Quarter
	2011	2012 Estimated	2012 Estimated
Item	Actual	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	8.18	Down 5.0% to down 2.0%	Down 7.3% to down 6.3%
Passenger Revenue Per ASM (cents)	13.05	Down 4.5% to down 1.5%	Down 6.2% to down 5.2%
Operating Revenue per ASM (cents)	14.40	Down 4.5% to down 1.5%	Down 6.3% to down 5.3%
Passenger Revenue Per RPM (cents)	15.32	Down 4.0% to down 1.0%	Down 4.1% to down 3.1%
Load Factor (percentage points)	85.2%	Down 1 pct pt. to up 1 pct pt.	Down 1.9 percentage points
Capacity (ASMs)	3.2 billion	Up 27.5% to Up 29.5%	Up 28.0%

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance for third quarter 2012 including, but not limited to, statements regarding passenger revenue per available seat mile, operating revenue per available seat mile, passenger revenue per revenue passenger mile and cost per available seat mile excluding fuel.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending September 30, 2012 and the full year ending December 31, 2012 to be materially different from any expected results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, economic volatility; the price and availability of aircraft fuel; competition in the North America Neighbor Island and International markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities Exchange Commission.

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About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past eight years (2004-2011) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai’i.

Now in its 83rd year of continuous service, Hawaiian is Hawai’i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawai’i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, the Philippines, Australia, American Samoa, and Tahiti. New nonstop service will begin between Honolulu and Sapporo, Japan (October 30, 2012), Brisbane, Australia (November 27, 2012), and Auckland, New Zealand (March 13, 2013). Hawaiian also provides approximately 170 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

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